SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 2)

IKANOS COMMUNICATIONS, INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

45173E105

(CUSIP Number)

12/31/07

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]

Rule 13d-1(b)

[   ]

Rule 13d-1(c)

[X]

Rule 13d-1(d)

(Continued on following pages)

Page 1 of 18 Pages

CUSIP NO. 45173E105	13 G	Page 2 of 18 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL VIII, A DELAWARE LIMITED PARTNERSHIP (“SC VIII”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3294956
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,159,432
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,159,432
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,159,432
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.4%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 45173E105	13 G	Page 3 of 18 Pages

1	NAME OF REPORTING PERSON SITP VIII LIQUIDATING TRUST (“SITP VIII LT”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3294958
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 26,782
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 26,782
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,782
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 45173E105	13 G	Page 4 of 18 Pages

1	NAME OF REPORTING PERSON SITP VIII-Q LIQUIDATING TRUST (“SITP VIII Q LT”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3294957
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 139,740
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 139,740
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACHREPORTING PERSON 139,740
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 45173E105	13 G	Page 5 of 18 Pages

1	NAME OF REPORTING PERSON SC VIII MANAGEMENT-A, LLC (“SC VIII-A LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-4862989
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,159,432 shares. All such shares are directly held by SC VIII. SC VIII-A LLC is the General Partner of SC VIII.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,159,432 shares. All such shares are directly held by SC VIII. SC VIII-A LLC is the General Partner of SC VIII.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,159,432
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.4%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 45173E105	13 G	Page 6 of 18 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL FRANCHISE FUND, L.P. (“SCFF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3324307
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 637,182
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 637,182
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 637,182
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.2%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 45173E105	13 G	Page 7 of 18 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL FRANCHISE PARTNERS, L.P. (“SCFP”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3330616
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 86,888
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 86,888
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACHREPORTING PERSON 86,888
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 45173E105	13 G	Page 8 of 18 Pages

1	NAME OF REPORTING PERSON SCFF MANAGEMENT, LLC (“SCFF LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3324306
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 724,070 shares of which 637,182 shares are directly held by SCFF and 86,888 shares are directly held by SCFP. SCFF LLC is the General Partner of SCFF and SCFP.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 724,070 shares of which 637,182 shares are directly held by SCFF and 86,888 shares are directly held by SCFP. SCFF LLC is the General Partner of SCFF and SCFP.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 724,070
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.5%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 45173E105	13 G	Page 9 of 18 Pages

1	NAME OF REPORTING PERSON MICHAEL MORITZ I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

724,070 shares of which 637,182 shares are directly held by SCFF and 86,888 shares are directly held by SCFP.  Mr. Moritz is a Managing Member of SCFF LLC.  Mr. Moritz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

724,070 shares of which 637,182 shares are directly held by SCFF and 86,888 shares are directly held by SCFP.  Mr. Moritz is a Managing Member of SCFF LLC.  Mr. Moritz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 724,070
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.5%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 45173E105	13 G	Page 10 of 18 Pages

1	NAME OF REPORTING PERSON DOUGLAS LEONE I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

724,070 shares of which 637,182 shares are directly held by SCFF and 86,888 shares are directly held by SCFP.  Mr. Leone is a Managing Member of SCFF LLC.  Mr. Leone disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

724,070 shares of which 637,182 shares are directly held by SCFF and 86,888 shares are directly held by SCFP.  Mr. Leone is a Managing Member of SCFF LLC.  Mr. Leone disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 724,070
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.5%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 45173E105	13 G	Page 11 of 18 Pages

1	NAME OF REPORTING PERSON MARK STEVENS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

724,070 shares of which 637,182 shares are directly held by SCFF and 86,888 shares are directly held by SCFP.  Mr. Stevens is a Managing Member of SCFF LLC.  Mr. Stevens disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

724,070 shares of which 637,182 shares are directly held by SCFF and 86,888 shares are directly held by SCFP.  Mr. Stevens is a Managing Member of SCFF LLC.  Mr. Stevens disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 724,070
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.5%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 45173E105	13 G	Page 12 of 18 Pages

1	NAME OF REPORTING PERSON MICHAEL GOGUEN I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 20,000 shares issuable upon the exercise of options exercisable within 60 days of December 31, 2007.
6

SHARED VOTING POWER

724,070 shares of which 637,182 shares are directly held by SCFF and 86,888 shares are directly held by SCFP.  Mr. Goguen is a Managing Member of SCFF LLC.  Mr. Goguen disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 20,000 shares issuable upon the exercise of options exercisable within 60 days of December 31, 2007.
8

SHARED DISPOSITIVE POWER

724,070 shares of which 637,182 shares are directly held by SCFF and 86,888 shares are directly held by SCFP.  Mr. Goguen is a Managing Member of SCFF LLC.  Mr. Goguen disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 744,070
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.5%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 45173E105	13 G	Page 13 of 18 Pages

1	NAME OF REPORTING PERSON DEBORAH KRANZ I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

166,522 shares of which 26,782 shares are directly held by SITP VIII LT and 139,740 shares are directly held by SITP VIII Q LT.  Ms. Kranz is the Trustee of SITP VIII LT and SITP VIII Q LT.  Ms. Kranz disclaims beneficial ownership of all such shares.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

166,522 shares of which 26,782 shares are directly held by SITP VIII LT and 139,740 shares are directly held by SITP VIII Q LT.  Ms. Kranz is the Trustee of SITP VIII LT and SITP VIII Q LT.  Ms. Kranz disclaims beneficial ownership of all such shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 166,522
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 45173E105	13 G	Page 14 of 18 Pages

1	NAME OF REPORTING PERSON KENDALL COOPER I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

2,159,432 shares. All such shares are directly held by SC VIII.  Mr. Cooper is the Managing Member of SC VIII-A LLC.  Mr. Cooper disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

2,159,432 shares. All such shares are directly held by SC VIII.  Mr. Cooper is the Managing Member of SC VIII-A LLC.  Mr. Cooper disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,159,432
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.4%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 45173E105	13 G	Page 15 of 18 Pages

ITEM 1.

(a)

Name of Issuer:

Ikanos Communications, Inc

(b)

Address of Issuer’s Principal Executive Offices:

47669 Fremont Boulevard

Fremont, California  94538

ITEM 2.

(a)

Name of Persons Filing:

Sequoia Capital VIII, a Delaware Limited Partnership

SITP VIII Liquidating Trust

SITP VIII-Q Liquidating Trust

SC VIII Management-A, LLC

Sequoia Capital Franchise Fund, L.P.

Sequoia Capital Franchise Partners, L.P.

SCFF Management, LLC

Michael Moritz (“MM”)

Douglas Leone  (“DL”)

Mark Stevens  (“MS”)

Michael Goguen  (“MG”)

Deborah Kranz  (“DK”)

Kendall Cooper  (“KC”)

SC VIII-A LLC is the General Partner of SC VIII.  KC is the Managing Member of SC VIII-A LLC.  SCFF LLC is the General Partner of SCFF and SCFP.  MM, DL, MS and MG are Managing Members of SCFF LLC.  DK is the Trustee of SITP VIII LT and SITP VIII Q LT.

(b)

Address of Principal Business Office or, if none, Residence:

3000 Sand Hill Road, 4-180

Menlo Park, CA  94025

(c)

Citizenship:

MM, DL, MS, MG, DK, KC:  USA

SC VIII-A LLC, SC VIII,

SCFF LLC, SCFF, SCFP:  Delaware

SITP VIII LT, SITP VIII Q LT:  California

(d)

Title of Class of Securities:

Common

(e)

CUSIP Number:

45173E105

ITEM 3.

If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable

CUSIP NO. 45173E105	13 G	Page 16 of 18 Pages

ITEM 4.

Ownership

See rows 5 through 11 of cover pages

ITEM 5.

Ownership of five percent or less of a class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  [   ]

ITEM 6.

Ownership of more than five percent on behalf of another person.

Not applicable

ITEM 7.

Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company or control person.

Not applicable

ITEM 8.

Identification and classification of members of the group.

Not applicable.

ITEM 9.

Notice of dissolution of group.

Not applicable

ITEM 10.

Certification

Not applicable

CUSIP NO. 45173E105	13 G	Page 17 of 18 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 8, 2008

Sequoia Capital VIII, a Delaware Limited Partnership	Sequoia Capital Franchise Fund, L.P. Sequoia Capital Franchise Partners, L.P.
By: SC VIII Management-A, LLC, its General Partner	By: SCFF Management, LLC, their General Partner
By: /s/ Kendall Cooper Kendall Cooper, Managing Member	By: /s/ Michael Moritz Michael Moritz, Managing Member

/s/ Michael Goguen Michael Goguen	SITP VIII Liquidating Trust SITP VIII Q Liquidating Trust
/s/ Douglas Leone Douglas Leone	By: /s/ Deborah Kranz Deborah Kranz, Trustee
/s/ Michael Moritz Michael Moritz
/s/ Mark Stevens Mark Stevens
/s/ Deborah Kranz Deborah Kranz
/s/ Kendall Cooper Kendall Cooper

CUSIP NO. 45173E105	13 G	Page 18 of 18 Pages

EXHIBIT 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to shares of Ikanos Communications, Inc. to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them.

Date: February 8, 2008

Sequoia Capital VIII, a Delaware Limited Partnership	Sequoia Capital Franchise Fund, L.P. Sequoia Capital Franchise Partners, L.P.
By: SC VIII Management-A, LLC, its General Partner	By: SCFF Management, LLC, their General Partner
By: /s/ Kendall Cooper Kendall Cooper, Managing Member	By: /s/ Michael Moritz Michael Moritz, Managing Member

/s/ Michael Goguen Michael Goguen	SITP VIII Liquidating Trust SITP VIII Q Liquidating Trust
/s/ Douglas Leone Douglas Leone	By: /s/ Deborah Kranz Deborah Kranz, Trustee
/s/ Michael Moritz Michael Moritz
/s/ Mark Stevens Mark Stevens
/s/ Deborah Kranz Deborah Kranz
/s/ Kendall Cooper Kendall Cooper